Oppenheimer Rising Dividends Fund
Period Ending 10-31-09
Exhibit 77C


On May 21, 2009, a special meeting of the shareholders of Oppenheimer Rising Dividends Fund ("Rising Dividends Fund") was held for the purpose of voting on:

(a) the election of the following individuals to serve as Trustees of Rising Dividends Fund:

                                        For                     Withheld
Brian F. Wruble                         81,834,793              4,315,235
David Downes                            81,819,591              4,330,437
Mathew P. Fink                          81,795,656              4,354,372
Phillip A. Griffiths                    81,796,231              4,353,797
Mary F. Miller                          81,828,735              4,321,293
Joel W. Motley                          81,828,522              4,321,506
Russell S. Reynolds, Jr.*               81,745,920              4,404,108
Mary Ann Tynan                          81,844,729              4,305,299
Joseph M. Wikler                        81,814,221              4,334,807
Peter I. Wold                           81,832,975              4,317,053
John V. Murphy                          81,825,442              4,324,586

*  Mr. Reynolds subsequently withdrew his nomination

and

(b) approval of an Agreement and Plan of Reorganization which changed Rising Dividends Fund's domicile and form of Organization from a Maryland Corporation to a Massachusetts business trust. 51,730,051 affirmative votes were cast; 4,395,483 negative votes were cast, and 3,313,448 votes abstained.